News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2018 RESULTS

Philadelphia, PA - July 18, 2018. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter Highlights

•	Earnings per share $0.99 versus $0.94 in 2017

•	Adjusted earnings per share $1.55 versus $1.17 in 2017

•	Global beverage can volumes grew 4% in the quarter and year-to-date

•	Transit Packaging acquisition completed April 3, 2018

Net sales in the second quarter were $3,046 million compared to $2,161 million in the second quarter of 2017 reflecting the impact of the Signode acquisition, an increase in beverage can volumes, the pass through of higher material costs to customers and $77 million of favorable currency translation.

Income from operations was $292 million in the quarter compared to $259 million in the second quarter of 2017. Segment income increased to $389 million in the second quarter compared to $295 million in the prior year second quarter primarily due to the Signode acquisition.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “We performed well in the second quarter.  We saw solid gains in global beverage can shipments and excellent operating results in our European Food and newly-acquired Transit Packaging businesses. Global beverage can volume growth of over 4% was propelled by strong demand in Brazil, North America and Southeast Asia.   This strong operational performance was somewhat offset by macroeconomic  headwinds from elevated freight costs in North America and foreign currency losses in Brazil due to the strength of the U.S. dollar. We have revised our full year outlook with the expectation that elevated freight costs and the strength of the dollar will continue for the remainder of the year.

“As previously announced, the Company completed the acquisition of the Transit Packaging business on April 3, 2018.  Transit Packaging made a significant contribution during the second quarter with continued growth across its leading equipment and tools businesses and is well positioned to continue to grow in the future. On August 1, 2018, Bob Bourque, previously the President of the Asia Pacific division, will become the President of Transit Packaging.  I am confident that Bob will be an outstanding leader of this important business. On behalf of the Company, I would also like to thank Mark Burgess for his support throughout the transition.

“To meet the continually expanding demand for beverage cans, our global growth projects remain on schedule.  We began production at a new one-line beverage can plant in Yangon, Myanmar earlier this month.  The two-line beverage can plant in Valencia, Spain will commence operations during the fourth quarter.  We are also constructing a third beverage can line at the Company’s existing plant in Phnom Penh, Cambodia to start production during the fourth quarter.”

Interest expense was $103 million in the second quarter of 2018 compared to $61 million in 2017 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the second quarter was $132 million compared to $128 million in the second quarter of 2017. Reported diluted earnings per share were $0.99 in the second quarter of 2018 compared to $0.94 in 2017. Adjusted diluted earnings per share increased to $1.55 over the $1.17 in 2017.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Six Month Results
Net sales for the first six months of 2018 increased to $5,243 million compared to $4,062 million in the first six months of 2017 primarily due to the impact of the Signode acquisition, increased beverage can volumes, the pass through of higher material costs to customers and $198 million of favorable currency translation.

Income from operations was $513 million in the first half of 2018 compared to $484 million in the first half of 2017. Segment income in the first half of 2018 increased to $634 million over the $521 million in the prior year period reflecting the Signode acquisition and increased beverage can volumes.

Interest expense was $177 million for the first six months of 2018 compared to $123 million in 2017 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the first six months of 2018 was $222 million compared to $235 million in the first six months of 2017.  Reported diluted earnings per share were $1.66 compared to $1.71 in 2017.  Adjusted diluted earnings per share increased to $2.49 over the $1.94 in 2017.

Outlook
The Company currently expects third quarter and full year 2018 adjusted diluted earnings to be in the ranges of $1.60 to $1.70 and $5.15 to $5.30 per share, respectively.

Compared to its prior guidance, the Company is reducing its full year earnings estimate primarily due, in equal parts, to continued elevated freight costs in North America and the impact of foreign currency translation from the strength of the U.S. dollar.

The adjusted effective income tax rate for the full year of 2018 is expected to be between 25% and 26%, although it may vary from quarter to quarter. Adjusted free cash flow, as defined below, is currently expected to be approximately $625 million for 2018 and $775 million for 2019, unchanged from prior guidance.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the third quarter and full year of 2018 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free c

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

ash flow, the adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 19, 2018 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0194 or toll-free (888) 324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 26. The telephone numbers for the replay are (203) 369-0126 or toll free (866) 357-4211.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation and freight costs; the continuation of performance and market trends in 2018, including consumer preference for beverage cans and increasing global beverage can demand and demand in Cambodia, Myanmar and Spain; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Cambodia, Myanmar and Spain; the Company’s ability to generate expected earnings and cash flow in 2018 and 2019; and the successful integration of Signode that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2017 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (1)	2018	2017 (1)
Net sales	$3,046	$2,161	$5,243	$4,062

Cost of products sold	2,466	1,732	4,274	3,263
Depreciation and amortization	113	61	178	120
Selling and administrative expense	159	91	249	181
Restructuring and other	16	18	29	14
Income from operations (2)	292	259	513	484

Other pension and post retirement	(17)	(12)	(34)	(24)
Foreign exchange	10	5	28	4
Earnings before interest and taxes	299	266	519	504
Interest expense	103	61	177	123
Interest income	(5)	(3)	(11)	(6)
Loss from early extinguishment of debt	—	7	—	7
Income before income taxes	201	201	353	380
Provision for income taxes	55	53	94	99
Equity earnings	1	—	1	—
Net income	147	148	260	281
Net income attributable to noncontrolling interests	(15)	(20)	(38)	(46)
Net income attributable to Crown Holdings	$132	$128	$222	$235

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.99	$0.95	$1.66	$1.72
Diluted	$0.99	$0.94	$1.66	$1.71

Weighted average common shares outstanding:
Basic	133,612,348	135,273,342	133,546,223	136,865,333
Diluted	133,844,185	135,717,734	133,814,394	137,364,459
Actual common shares outstanding at quarter end	135,174,989	135,322,212	135,174,989	135,322,212

(1) Prior year results have been restated to reflect new accounting guidance on the presentation of pension and postretirement expense in the statement of operations.

(2) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Income from operations	$292	$259	$513	$484
Intangibles amortization	41	10	52	20
Fair value adjustment to inventory (1)	40		40
Provision for restructuring and other	16	18	29	14
Impact of hedge ineffectiveness (1)		8		3
Segment Income	$389	$295	634	521

(1) Included in cost of products sold

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Americas Beverage	$848	$729	$1,606	$1,403
European Beverage	405	402	776	705
European Food	514	459	942	838
Asia Pacific	332	287	669	565
Transit Packaging	620		620
Total reportable segments	2,719	1,877	4,613	3,511
Non-reportable segments (2)	327	284	630	551
Total net sales	$3,046	$2,161	$5,243	$4,062

Segment Income (3)

Americas Beverage	$113	$109	$211	$213
European Beverage	59	71	114	121
European Food	85	71	141	122
Asia Pacific	47	45	91	84
Transit Packaging	94		94
Total reportable segments	398	296	651	540
Non-reportable segments (2)	31	34	62	62
Corporate and other unallocated items	(40)	(35)	(79)	(81)
Total segment income	$389	$295	$634	$521

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

(3) Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company’s revised policy to exclude intangibles amortization charges from segment income. A reconciliation from 2017 segment income to amounts previously reported is included below.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$132	$0.99	$128	$0.94	$222	$1.66	$235	$1.71
Intangibles amortization (1)	41	0.31	10	0.07	52	0.39	20	0.15
Fair value adjustment to inventory (2)	40	0.30			40	0.30
Restructuring and other (3)	16	0.12	18	0.13	29	0.22	14	0.10
Impact of hedge ineffectiveness (4)			8	0.06			3	0.02
Acquisition costs (5)					24	0.18
Loss from early extinguishment of debt (6)			7	0.05			7	0.05
Income taxes and noncontrolling interests (7)	(22)	(0.17)	(12)	(0.08)	(34)	(0.26)	(13)	(0.09)
Adjusted net income/diluted earnings per share	$207	$1.55	$159	$1.17	$333	$2.49	$266	$1.94

Effective tax rate as reported	27.4%		26.4%		26.6%		26.1%

Adjusted effective tax rate (8)	25.5%		26.6%		25.5%		26.4%
Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the second quarter and first six months of 2018, the Company recorded charges of $41 million ($30 million net of tax) and $52 million ($38 million net of tax) for intangibles amortization arising from acquisitions, including its acquisition of Signode in the second quarter of 2018.  In the second quarter and first six months of 2017, the Company recorded charges of $10 million ($7 million net of tax) and $20 million ($14 million net of tax) for intangibles amortization.

(2)
In the second quarter of 2018, the Company recorded a charge of $40 million ($29 million net of tax) in cost of products sold for fair value adjustment related to the sale of inventory acquired in its acquisition of Signode.

(3)
In the second quarter and first six months of 2018, the Company recorded net restructuring and other charges of $16 million ($13 million net of tax) and $22 million ($18 million net of tax) including $19 million and $22 million of transaction costs in connection with its acquisition of Signode.  In the second quarter and first six months of 2017, the Company recorded restructuring and other charges of $18 million ($13 million net of tax) and  $20 million ($15 million net of tax) primarily due to the settlement of a litigation matter related to Mivisa that arose prior to its acquisition by Crown in 2014.

In the first quarter of 2018, the Company recorded charges of $7 million ($6 million net of tax) for asset sales and impairments.  In the first quarter of 2017, the Company recorded net gains of $6 million ($5 million net of tax) for asset sales and impairments.

(4)
In the second quarter and first six months of 2017, the Company recorded charges of $8 million ($6 million net of tax) and $3 million ($2 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices.

(5)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price of its acquisition of Signode.  Also in the first quarter, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the acquisition.

(6)
In the second quarter of 2017, the Company recorded a charge of $7 million ($5 million net of tax) for the write off of deferred financing fees in connection with the refinancing of its term loan and revolving credit facilities.

(7)
In the second quarter and first six months of 2018, the Company recorded income tax and noncontrolling interest benefits of $22 million and $34 million related to the items described above.  In the second quarter and first six months of 2017, the Company recorded income tax benefits of $12 million and $13 million related to the items described above.

(8)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2018	2017
Assets
Current assets
Cash and cash equivalents	$298	$301
Receivables, net	1,790	1,005
Inventories	1,737	1,490
Prepaid expenses and other current assets	330	224
Total current assets	4,155	3,020

Goodwill and intangible assets	6,741	3,512
Property, plant and equipment, net	3,688	3,020
Other non-current assets	909	714
Total	$15,493	$10,266

Liabilities and equity
Current liabilities
Short-term debt	$31	$39
Current maturities of long-term debt	84	58
Accounts payable and accrued liabilities	3,414	2,697
Total current liabilities	3,529	2,794

Long-term debt, excluding current maturities	9,236	5,262
Other non-current liabilities	1,591	1,275

Noncontrolling interests	353	313
Crown Holdings shareholders' equity	784	622
Total equity	1,137	935
Total	$15,493	$10,266

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2018	2017

Cash flows from operating activities
Net income	$260	$281
Depreciation and amortization	178	120
Restructuring and other	29	14
Pension expense	3	11
Pension contributions	(10)	(28)
Stock-based compensation	11	10
Working capital changes and other	(963)	(883)
Net cash used for operating activities (1)	(492)	(475)

Cash flows from investing activities
Capital expenditures	(200)	(200)
Beneficial interest in transferred receivables	335	507
Acquisition of business, net of cash acquired	(3,907)	—
Proceeds from sale of assets	5	5
Other	(25)	—
Net cash provided by/(used for) investing activities	(3,792)	312

Cash flows from financing activities
Net change in debt	4,246	199
Dividends paid to noncontrolling interests	(6)	(37)
Common stock repurchased	(4)	(277)
Debt issue costs	(70)	(15)
Other, net	(4)	19
Net cash provided by/(used for) financing activities	4,162	(111)

Effect of exchange rate changes on cash and cash equivalents	(6)	11

Net change in cash and cash equivalents	(128)	(263)
Cash and cash equivalents at January 1	435	576

Cash and cash equivalents at June 30 (2)	$307	$313

(1) Adjusted free cash flow is defined by the Company as net cash used for operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and six months ended June 30, 2018 and 2017 follows.

(2)	Cash and cash equivalents includes $9 and $12 of restricted cash at June 30, 2018 and 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash used for operating activities	$259	$102	$(492)	$(475)
Beneficial interest in transferred receivables (3)	160	250	335	507
Acquisition costs	19		22
Adjusted cash used for operating activities	438	352	(135)	32
Capital expenditures	(108)	(93)	(200)	(200)
Adjusted free cash flow	$330	$259	$(335)	$(168)

(3) Prior year cash flow has been restated to reflect new accounting guidance related to the classification of certain cash receipts associated with the Company’s receivable securitization programs. Certain receipts previously reported in cash from operations are now reported in cash from investing activities as “Beneficial interest in transferred receivables”.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation of 2017 Segment Income to Amounts Previously Reported

Second Quarter 2017 Segment Income (1)
	As			As
	Previously	Pension and	Intangibles	Currently
Segment	Reported	Postretirement	Amortization	Reported
Americas Beverage	$109	$(6)	$6	$109
European Beverage	72	(1)		71
European Food	67		4	71
Asia Pacific	45			45
Non-reportable	39	(5)		34
Corporate and unallocated	(35)			(35)
Total segment income	$297	$(12)	$10	$295

YTD 2017 Segment Income (1)
	As			As
	Previously	Pension and	Intangibles	Currently
Segment	Reported	Postretirement	Amortization	Reported
Americas Beverage	$214	$(12)	$11	$213
European Beverage	123	(2)		121
European Food	114		8	122
Asia Pacific	84			84
Non-reportable	70	(9)	1	62
Corporate and unallocated	(80)	(1)		(81)
Total segment income	$525	$(24)	$20	$521

(1) Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company's revised policy to exclude intangibles amortization charges from segment income.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Comparative Results for Signode

	Revenue		Segment Income		Depreciation (1)
	2018	2017	2018	2017	2018	2017
Q1	$588	$526	$79	$76	$13	$12
Q2	620	575	94	80	14	13
Q3		565		82		12
Q4		566		82		13
		$2,232		$320		$50

(1)	Amount of depreciation expense included in segment income, including acquisition step-up depreciation in 2018.